UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Stock Sale Agreement with Fotowatio Renewable Ventures

On August 3, 2011, MEMC Electronic Materials, Inc., a Delaware corporation (“MEMC” or the “Company”), and MEMC Holdings Corporation, a Delaware corporation (“MEMC Holdings”), entered into Stock Sale Agreement (the “Agreement”) with Fotowatio Renewable Ventures, S.L., a Sociedad Limitada organized under the laws of the Kingdom of Spain (“FRV SL”) and Fotowatio S.L., a Sociedad Limitada organized under the laws of the Kingdom of Spain (“the FRV Parent”).  Pursuant to the Agreement, MEMC Holdings will purchase 100% of the capital stock of Fotowatio Renewable Ventures, Inc., a Delaware corporation (“FRV”).  FRV is a leading global developer, operator and owner of solar power plants. After the closing, FRV will be a wholly owned subsidiary of MEMC Holdings, which is a wholly owned subsidiary of MEMC.

At closing, MEMC will pay cash in the amount of $112 million, plus the assumption and repayment of approximately $1.86 million in intercompany loans and $21 million in intercompany capital contributions.  The final purchase price is subject to adjustment based on the actual amount of intercompany loans and capital contributions at closing.  A portion of the cash being paid at closing is being placed into an escrow account to secure the indemnification obligations of FRV SL.

In addition to the initial consideration described above, a total of up to $103.6 million payable in cash may be paid in 2012 based on FRV achieving certain earnout targets.

The Agreement contains customary representations, warranties and indemnities for a transaction of this type, with customary covenants which relate to the period between signing and closing with respect to the operation of FRV’s business. The Agreement may be terminated by mutual consent of FRV SL and MEMC Holdings. It also may be terminated by either party if, among other things, (i) the closing has not occurred on or before October 31, 2011, provided that if a supplemental request for information from the Federal Trade Commission is received, such date will be extended to December 31, 2011, and the failure to consummate is not caused by a breach of the Agreement by the terminating party, (ii) there is a material breach by the other party of its representations, warranties or covenants under the Agreement that is not timely cured, provided that the other party has not materially breached any of its obligations, or (iii) any court of competent jurisdiction or other governmental authority has issued a final order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Agreement.

The Agreement has been approved by the Boards of Directors of the Company and FRV. The transactions contemplated by the Agreement are also subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The transaction is expected to close in the third or fourth quarter of 2011.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which will be filed in accordance with SEC rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: August 4, 2011	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President, General Counsel and Corporate Secretary